EXHIBIT 10.4

Execution Copy

COOPERSURGICAL, INC.

April 30, 2004

CONFIDENTIAL

Duska Scientific Co.

Two Bala Plaza, Suite 300

Bala Cynwyd, PA 19004

Attention: Dr. Amir Pelleg, President

Re:	Exclusivity Letter Relating to Evaluation of Technology Transaction

Gentlemen:

CooperSurgical, Inc., a Delaware corporation (“Cooper”), and Duska Scientific Co., a Delaware corporation (“Duska”), have been engaged in discussions regarding a possible transaction (a “Proposed Transaction”) between Cooper (or an affiliate of Cooper) and Duska concerning the possible license by Duska of the Technology to Cooper. This Letter Agreement (the “Agreement”) sets forth the agreements of Cooper and Duska with respect to Cooper’s evaluation of the Technology and the basis, including the non-binding terms set forth on Exhibit 2 attached hereto, on which Cooper and Duska contemplate negotiation of a Proposed Transaction.

This Agreement is intended to be a binding agreement of the parties hereto. HOWEVER, THIS AGREEMENT DOES NOT CONSTITUTE A BINDING AGREEMENT WITH RESPECT TO ANY PROPOSED TRANSACTION, WHICH SHALL BE SUBJECT TO THE NEGOTIATION AND EXECUTION OF DEFINITIVE DOCUMENTS.

Capitalized terms used but not otherwise defined in this Agreement have the meanings given to them on Exhibit 1 attached hereto.

In consideration of the substantial time and expense to be incurred by Cooper in conducting due diligence regarding and evaluating the Technology and the Proof of Principle Study (as defined below), the results of which will be available to Duska, and the provision by Cooper to Duska of Cooper’s United States Food & Drug Administration (“FDA”) approved in-vitro culture media and sperm separation media (collectively, the “Media”), Cooper and Duska agree as follows:

1. Exclusive Dealings.

(a) During the Exclusivity Period (as defined below), Duska, its affiliates, their respective officers and directors and all other Persons acting on their behalf, shall not solicit or conduct any discussions, enter into any negotiations, enter into any agreements, understandings or transactions or provide any information to any Person, other than Cooper and its representatives, with respect to or relating to any sale, lease, license, pledge, charge, hypothecation or other disposition or encumbrance of all or any material aspect of the Technology (a “Technology Transaction”). If Duska, its affiliates or their respective officers, directors or representatives, receive any oral or written offer or proposal to engage in discussions relating to a Technology Transaction, then Duska shall immediately notify Cooper of the identity of the Person making, and the specific terms of, any such offer or proposal. Duska represents to Cooper that it is not bound to negotiate any Technology Transaction with any other Person and that the execution by Duska of this Agreement does not and will not violate any agreement to which it is bound or to which the assets of Duska are subject. Notwithstanding the foregoing, any actual or contemplated merger or consolidation of Duska or any sale of all or substantially all of the assets of Duska shall not be deemed a Technology Transaction as long as Cooper’s rights, and the performance of Duska’s duties and obligations by Duska or its successor under this Agreement, are not adversely affected in any way by such transaction.

(b) The parties recognize and acknowledge that a breach by Duska of the provisions of this Section 1 may cause irreparable and material loss and damage to Cooper which cannot be adequately remedied at law and that, accordingly, in addition to, and riot in lieu of, any damages or other remedy to which Cooper may be entitled, the issuance of an injunction or other equitable remedy (without the requirement that a bond or other security be posted) is an appropriate remedy for Cooper for any breach of the obligations set forth in this Section 1.

(c) “Exclusivity Period” means the period beginning on the date hereof and ending sixty (60) days after the Proof of Principle Study is complete (as determined in accordance with Section 2 of this Agreement). If at the end of the initial Exclusivity Period the parties have not executed one or more definitive agreements for the Proposed Transaction and neither party has by written notice to the other party terminated any negotiations between them, either party may elect to extend the Exclusivity Period for an additional sixty (60) day period. Such election shall be made by written notice to the other party within five calendar days prior to the end of the initial Exclusivity Period.

2. Proof of Principle Study.

(a) To assist Cooper in its evaluation of the Technology, Duska will use the Technology in the Media to conduct, and enable others to conduct on its behalf, the Proof of Principle Study. In this Agreement, the “Proof of Principle Study” or the “Study” means preclinical studies required by the FDA to prove the effectiveness and safety of the Technology used in the Media to enhance the acrosome reaction of human and animal sperm in-vitro (such enhancement being called, the “Applications”). Duska will design the Proof of Principle Study and provide Cooper with a written description of the Study’s objectives, the means to be used to achieve those objectives and an estimated timetable to carry out and complete the Study and to prepare a final Study report (the “Final Study Report”) reflecting the results of the Study. The

Proof of Principle Study shall be deemed complete (for purposes of determining the date the Exclusivity Period ends) upon completion of the Study and delivery to Cooper and Duska of the Final Study Report. In the event that Duska desires to publish the Final Study Report in a professional journal, it shall deliver to Cooper a copy of such report in the form that Duska wishes to publish so as to enable Cooper for a period of at least thirty (30) days to review and comment on such report. Duska shall make changes in such report as may be reasonably requested by Cooper after Cooper’s review thereof. Cooper will abide by any scientific data publication clause contained in Duska’s agreements with the academic institutions contracted by Duska to conduct the Study, provided that Duska provides Cooper with a copy of any such clause and any policies related thereto, and provided further that Cooper shall not have any other obligation under any agreement between Duska and such academic institutions.

(b) Upon completion of the Study and the processing of the data thereof, Duska will submit an Investigational New Drug Application (“IND”) to the FDA. In conducting the Study, Duska will at its own expense (i) formulate the Product so that it is adapted to function effectively in the Media, (ii) conduct the Study with professionals engaged in the business of providing assisted reproduction technology, (iii) conduct the Study in accordance with standards of good clinical practice and under protocols that carry prior FDA approval and in a manner to support application to the FDA for marketing approval of the Product and (iv) complete the Study as provided above. In conducting the Proof of Principle Study, Duska shall, at its expense, exercise its commercially reasonable efforts to make such changes and adjustments to the Product and its formulation in the Media as may be reasonably required based on the recommendations made by Cooper and the clinical investigators conducting the clinical part of the Study. Duska shall have the right to evaluate the Media, and Cooper shall, at its expense, exercise its commercially reasonable efforts to make such changes and adjustments to the Media as may be reasonably required based on the recommendations made by Duska in connection with the Product and its formulation.

(c) Cooper will provide, at its expense, to Duska sufficient quantities of the Media for the Study and technical assistance as may be reasonably requested by Duska in connection with the entire Study or as may be determined by Cooper to be required to support the use of the Media in the Study.

(d) Notwithstanding any other provision in this Agreement, all protectable intellectual property derived from the Study shall vest in and be the exclusive property of Duska, provided that such intellectual property relating solely to the Media shall vest in and be the exclusive property of Cooper.

3. Evaluation by Cooper. During the Exclusivity Period, while Duska is conducting the Proof of Principle Study, Cooper intends to evaluate (i) the applications of the Technology for use in the Applications and (ii) Duska’s patent protection for the Technology.

4. Information and Access.

(a) From and after the date hereof and until the expiration of the Exclusivity Period, Duska shall afford and shall cause its counsel to afford to the officers, accountants, counsel and other representatives of Cooper access to the properties, books, records and personnel of Duska relating to the Technology, including, without limitation, all information and materials related to any patents providing protection for the Technology and all information relating to compliance of the Study with FDA procedures and communications to and from the FDA relating to the Study and possible FDA approval of the Product. Cooper and Duska shall each provide the other with access on request to the results from time to time of the Proof of Principle Study, and such results shall be deemed confidential information of each such party under the Confidentiality Agreement referenced in Section 8 below. Duska shall provide monthly to Cooper the most recent information concerning and derived from the Study (including information relating to the FDA). Notwithstanding the foregoing or the terms of the Confidentiality Agreement, in the event Cooper and Duska have not entered into a Proposed Transaction prior to the end of the Exclusivity Period, then Duska may thereafter share the results of the Proof of Principle Study with third parties, provided that no such results or any other materials or information related to the Proof of Principle Study are attributed to Cooper or use Cooper’s name in any way without Cooper’s prior written approval in each instance. Cooper shall also provide Duska access to the results of any written market research and marketing plans of Cooper regarding the Technology after they become available to or are developed by Cooper. Duska and Cooper are each permitted to disclose the existence and general terms of this Agreement to the extent required by law.

(b) Duska shall provide Cooper with reasonable advance notice of the dates when and the locations where Duska is performing the Study. At the request of Cooper, Duska will provide Cooper with reasonable access to the clinical investigators and other professionals participating in the Study so that Cooper may contact those professionals to discuss the Study and the evaluation of the Technology.

5. Termination by Duska or Cooper.

(a) Cooper may at any time during the Exclusivity Period determine, in its discretion, to terminate its evaluation of the Technology and its participation in the Proof of Principle Study. Cooper will notify Duska of such a determination promptly after it is made. In the event that Cooper and Duska do not enter into a Proposed Transaction for any reason and Duska has not terminated this Agreement under the first sentence of Section 5(b) or Cooper has not terminated this Agreement under Section 5(c), Cooper shall from time to time upon Duska’ s request provide, to the extent available, Media to Duska for use with the Product or the Technology. Cooper shall provide such Media for a period of three years starting from the earlier of (i) the date on which Cooper terminates its evaluation of the Technology and its participation in the Study pursuant to this Section 5(a) or (ii) the date on which the Exclusivity Period ends. For each request by Duska for Media, the price of the Media shall be the per unit price generally charged by Cooper to third parties at the time of such request.

(b) Duska may at any time during the Exclusivity Period terminate this Agreement without liability to Cooper (other than liability under Section 5(d)) if Duska in good faith determines, after review of preliminary data produced by the Study, that the Study will not for any reason generate safety and efficacy data that could support a NDA filing for a commercially viable Product. Duska shall provide Cooper with a copy of the data and any related analysis used by Duska in making such a determination. Duska may also terminate this Agreement upon a material breach by Cooper of its obligations under this Agreement, if such breach remains uncured for more than twenty (20) days following written notice of such breach by Duska. Duska will promptly notify Cooper of any such termination.

(c) Cooper may terminate this Agreement upon a material breach by Duska of its obligations under this Agreement, if such breach remains uncured for more than twenty (20) days following written notice of such breach by Cooper. Cooper will promptly notify Duska of any such termination.

(d) The liability of any party arising from any breach of this Agreement occuring prior to the termination of this Agreement shall survive the termination of this Agreement.

6. Governing Law. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

7. Notices. All notices, amendments, waivers, or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by e-mail, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Cooper:	If to Duska:

CooperSurgical, Inc.	Duska Scientific Co
95 Corporate Drive	Two Bala Plaza, Suite 300
Trumbull, CT 06611	Bala Cynwyd, PA 19004
Attn: Nicholas Pichotta, President	Attn: Dr. Amir Pelleg, President
Fax: (203) 601-1008	Fax: (610) 660-0966
e-mail: jim.posillico@coopersurgical.com	e-mail: pellega@duskascientific.com

with a copy to:

jennifer.kropitis@coopersurgieal.com

All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery by telecopy or e-mail, on the date of such delivery if delivered during business hours on any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open (“Business Day”) or, if not delivered during business hours on a Business Day, the first Business

Day thereafter, (ii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iii) in the case of mailing, on the fifth Business Day following such mailing. Copies of all notices and other communications delivered by telecopy or e-mail shall be sent by mail on the same day as they are telecopied or e-mailed.

8. Confidentiality. The confidentiality disclosure agreement dated March 17, 2003 (the “Confidentiality Agreement”) between Cooper and Duska remains in effect.

9. Expenses. Except as otherwise set forth herein, each party shall be responsible for all costs and expenses incurred by it in connection with this Agreement.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

11. Exercise of Rights. No single or partial, exercise or waiver of any right, power or option under this Agreement shall preclude any other or further exercise thereof or the exercise or waiver of any other right, power or option. No delay or omission on the part of Cooper or Duska in exercising any right, power or option under this Agreement shall operate as a waiver of such right, power or option, or of any other right, power or option.

12. Successors and Assigns. This Agreement shall inure to the benefit of Cooper and Duska and their successors and assigns. Neither party shall be entitled to assign its rights or obligations hereunder without the prior written consent of the other party, provided that Cooper or Duska (subject to Section 1(a)) may assign this Agreement without such consent to any of its affiliates or in connection with a merger or consolidation or sale of all or substantially all the assets of such assigning party. Notwithstanding any other provisions of this Agreement, Duska may not assign this Agreement without the prior written consent of Cooper to any of the companies listed on Exhibit 3 or any affiliates of such companies, except that, if Cooper and Duska have not entered into a Proposed Transaction prior to the end of the Exclusivity Period, such an assignment is permitted without Cooper’s prior written consent. In the event of an assignment of this Agreement under the preceding sentence to any of the companies listed on Exhibit 3 or any affiliates of such companies, Cooper shall have no obligation to provide Media under Section 5(a) to any such assignee of this Agreement.

13. Severability. Any provision in this Agreement which is illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability of such provision in any other jurisdiction. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement or otherwise to amend this Agreement to achieve such result.

14. Headings. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

15. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements (except for the Confidentiality Agreement) are hereby terminated and canceled in their entirety and are of no further force or effect.

16. Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by Cooper and Duska.

If the foregoing reflects our agreement, please so indicate by signing below.

Very truly yours,

COOPERSURGICAL, INC.

		By:	/s/ James Posillico
James Posillico, Chief Scientific Officer

ACCEPTED AND AGREED this ____ day of April, 2004

DUSKA SCIENTIFIC CO.

By:	/s/ Amir Pelleg, Ph.D.
Amir Pelleg, Ph.D., President

EXHIBIT 1

Certain Definitions

For purposes of this Agreement:

“Intellectual Property Rights” means and includes all intellectual property rights, including without limitation, all patents, patent rights (including but not limited to the patent applications listed below, and any and all continuations, divisions, reissues, re-examinations or extensions thereof), trademarks, trade names, trade styles, service marks, copyrights and any applications for any of the foregoing, trade secrets, proprietary processes and information, designs, formulae, techniques, inventions and other know-how, proprietary technology, computer programs and software (including, without limitation, all source code, object code, user manuals, specifications, instructions, programming notes and other documentation related thereto), databases, logos, manufacturing information, mask works, moral rights, and all other rights relating to intellectual property whether statutory or based in common law, and the goodwill associated therewith.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity including a governmental entity (or any department, agency or political subdivision thereof).

“Product” means a product which is based on the Technology and which is capable of carrying out the Applications.

“Technology” means all of the Intellectual Property Rights in and to Duska’s AT PotentTM technology and any other products, methods, procedures and techniques to enhance the acrosome reaction of human and animal sperm in-vitro and to enhance the overall fertilization capacity of human and animal sperm both in-vitro and in-vivo, whether or not in existence as of the date of this Agreement, including without limitation, all improvements, derivatives and modifications thereto.

Duska Patents/Patent Applications

Application No.	Title	Priority Date	Country
5,474,890	Method for Inducing the Acrosome Reaction in Human and Animal Spermatozoa	Issued December 12, 1995	US

Application No.	Title	Priority Date	Country
666,011	Method for Inducing the Acrosome Reaction in Human and Animal Spermatozoa	Issued June 8, 1993	Australia

EXHIBIT 2

Non-Binding Indicative Business Terms

Basic Transaction	Cooper’s acquisition of an exclusive worldwide license for the Technology for use in applications in the human reproductive and animal husbandry markets for a term ending on expiration of the last expiring key patent on the Technology. In addition to the terms set forth in this Exhibit 2. the definitive agreements shall include terms and conditions customary in a transaction of this sort.

License Payment	Amount to be discussed.

Royalty	Amount to be discussed.

Minimum Sales	The parties shall negotiate annual and aggregate minimum sale requirements for the Product, including Cooper’s right to cure any failure to meet an annual minimum sale requirement. The sole consequence of Cooper’s failure to meet an annual minimum sale requirement will be to make the license permanently non-exclusive thereafter so that Duska can directly and/or through one or more third party contractors or licensees market the Product.

Phase II/III Clinical Trials	Duska and Cooper will coordinate Phase II/III clinical trials and other FDA requirements, including, without limitation, the preparation and submission of a New Drug Approval application (“NDA”) to the FDA for marketing approval for the Product. Cooper shall be responsible for the direct expenses incurred in connection with actually conducting Phase II/III clinical trials (including, without limitation, the costs of investigators and investigative sites, the enrollment of patients in the trial, FDA consultants hired by Cooper, the preparation of protocols, the submission of Phase II/III related reports to the FDA and Cooper’s communications with the FDA) and Duska shall be responsible for all other costs associated with FDA requirements, including, without limitation, FDA consultant fees, travel expenses, preparation of the NDA and its submission to the FDA). Each party shall provide the other party with access to such available information, materials and personnel as the other party may require for the coordination and carrying out of Phase II/III clinical trials, including, without limitation, the preparation and submission of the NDA.

Supplies	Duska will sell to Cooper clinical and commercial supplies of the ATPotentTM formulation to meet Cooper’s supply requirements on mutually agreeable terms and conditions. Those terms shall include the possible use of alternate sources of supply if, but only if, Duska is unable or unwilling to meet Cooper’s requirements or the parties, after negotiating in good faith, are unable to agree on sale terms for the supplies.

Next Generation Product	Following the commercial launch of the Product, if Cooper and Duska agree, they shall work together to develop and commercialize a second generation, proprietary version of the Product which will be jointly owned by them. Any second generation Product based on Duska’s “ATP Forte” technology is excluded from the preceding sentence.

Non-Competition and Consulting Agreements	Duska will agree not to compete with the Product or other products carrying out the Applications during the term of the license and to consult with Cooper concerning Technology enhancements during the same period. During the term of the license, Cooper will not market any competing product that is based on the delivery of compounds which enhance the acrosome reaction specifically through the P2 receptor and the related intracellular, biochemical pathway to which it is linked.

Indemnities	Duska will make customary representations and warranties with respect to the Technology, including, without limitation, non-infringement, and shall indemnify Cooper for breaches thereof up to a cap equal to the aggregate amount of royalties Cooper would otherwise pay Duska for the Technology. Cooper will make customary representations and warranties with respect to the Media, including, without limitation, non-infringement, and shall indemnify Duska for breaches thereof up to a reasonable cap thereon to be agreed by the parties.

* * * *

EXHIBIT 3

1.	Vitrolife AB

2.	Irvine Scientific

3.	Medi-cult

4.	VitroCare

5.	Conception Technologies

6.	Nidacon

7.	FertiPro